                                                                   EXHIBIT 10.94

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement"), made as of January 1, 1997, is entered into by West Coast Entertainment Corporation, a Delaware corporation with its principal place of business at 9990 Global Road, Philadelphia, PA 19115 (the "Company"), and Matt Brown (the "Employee").

         The Company desires to employ the Employee, and the Employee desires to be employed by the Company. In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

         1. Term of Employment. The Company hereby agrees to employ the Employee, and the Employee hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing on January 1, 1997 (the "Commencement Date") and ending four (4) years from the date hereof, unless sooner terminated in accordance with the provisions of Section 4 (the "Employment Period").

         2. Title; Capacity. The Employee shall serve as Executive Vice President or in such other position as the Company or its Board of Directors (the "Board") may determine from time to time. The Employee shall be subject to the supervision of, and shall have such authority as is delegated to him by, the Board or such officer of the Company as may be designated by the Board.

         The Employee hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Board or its designee shall from time to time reasonably assign to him, including without limitation the duties and responsibilities set forth on Attachment A hereto, which duties and responsibilities may be revised from time to time by the Board or its designee. The Employee agrees to devote his entire business time, attention and energies to the business and interests of the Company during the Employment Period. The Employee agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company.

         3. Compensation and Benefits.

                  3.1 Salary. The Company shall pay the Employee an annual base salary of $150,000 for the one-year period commencing on the Commencement Date. Upon an annual review, such salary shall be subject to increase thereafter as determined by the Board.

                  3.2 Fringe Benefits. The Employee shall be entitled to participate in all bonus and benefit programs that the Company establishes and makes available to its employees, if any, to the extent that Employee's position, tenure, salary, age, health and other qualifications make him eligible to participate. The Employee shall be entitled to three (3) weeks paid vacation per year, to be taken at such times as may be approved by the Board or its designee.

                  3.3 Reimbursement of Expenses. The Company shall reimburse the Employee for all reasonable travel, entertainment and other expenses incurred or paid by the Employee in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, in accordance with policies adopted by the Company from time to time.

                  3.4 Moving Expenses. The Company shall reimburse the Employee for reasonable moving and travel expenses up to a total of $5,200 upon submission of invoices.

                  3.5 Stock Options. On the Commencement Date, the Company shall grant to Employee an option to purchase up to 40,000 shares of Common Stock of the Company at an exercise price equal to the closing price of a share of Common Stock of the Company on the date of grant. Subject to the terms of the option grant, the option will become exercisable in four equal annual installments beginning on the first anniversary of the Commencement Date.

                  3.6 Automobile Allowance. During the Employment Period, the Company will reimburse the Employee for automobile lease and maintenance payments in an amount not to exceed $600 per month.

         4. Employment Termination. The employment of the Employee by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

                  4.1 After the expiration of the Employment Period, at the election of the Company for any reason upon not less than 45 days' prior written notice;

                  4.2 At the election of the Company, for cause, immediately upon written notice by the Company to the Employee. For purposes of this Section 4.2, cause for termination shall be deemed to exist upon (a) a good faith finding by the Board of Directors of failure of the Employee to perform his assigned duties for the Company, dishonesty, gross negligence or willful misconduct, or (b) the conviction of the Employee of, or the entry of a pleading of guilty or nolo contendere by the Employee to, any crime involving moral turpitude or any felony;

                  4.3 Thirty days after the death or disability of the Employee. As used in this Agreement, the term "disability" shall mean the inability of the Employee, due to a physical or mental disability, for a period of 90 days, whether or not consecutive, during any 360-day period to perform the services contemplated under this Agreement. A determination of disability shall be made by a physician satisfactory to both the Employee and the Company, provided that if the Employee and the Company do not agree on a physician, the Employee and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties;

                  4.4 At the election of the employee, upon not less than 45 days' prior written notice of termination.

         5. Effect of Termination.

                  5.1 Termination for Cause or at Election of Either Party. In the event the Employee's employment is terminated for cause pursuant to Section 4.2, or at the election of either party pursuant to Section 4.1 or 4.4, as applicable, the Company shall pay to the Employee the compensation and benefits otherwise payable to him under Section 3 through the last day of his actual employment by the Company.

                  5.2 Termination for Death or Disability. If the Employee's employment is terminated by death or because of disability pursuant to Section 4.3, the Company shall pay to the estate of the Employee or to the Employee, as the case may be, the compensation which would otherwise be payable to the Employee up to the end of the month in which the termination of his employment because of death or disability occurs.

                  5.3 Survival. The provisions of Sections 6 and 7 shall survive the termination of this Agreement.

         6. Non-Compete.

                  (a) During the Employment Period and for a period of three (3) years after the termination or expiration thereof, the Employee will not directly or indirectly:

                           (i) as an individual proprietor, partner,
stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than two percent (2%) of the total outstanding stock of a publicly held company), engage in the business of marketing or selling (at the retail level) any videotape, game, movie and electronic entertainment products of the kind or type developed or being developed, produced, marketed, rented or sold by the Company while the Employee was employed by the Company; or

                           (ii) recruit, solicit or induce, or attempt to
induce, any employee or employees of the Company to terminate their employment with, or otherwise cease their relationship with, the Company; or

                           (iii) solicit, divert or take away, or attempt to
divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company which were contacted, solicited or served by the Employee while employed by the Company.

                  (b) If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

                  (c) The restrictions contained in this Section 6 are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach of this Section 6 will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

         7. Proprietary Information and Developments.

                  7.1 Proprietary Information.

                  (a) Employee agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company's business or financial affairs (collectively, "Proprietary Information") is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, projects, developments, plans, research data, financial data, personnel data, computer programs, and customer and supplier lists. Employee will not disclose any Proprietary Information to others outside the Company or use the same for any unauthorized purposes without written approval by an officer of the Company, either during or after his employment, unless and until such Proprietary Information has become public knowledge without fault by the Employee.

                  (b) Employee agrees that all files, letters, memoranda, reports, records, data, drawings, program listings, or other written, photographic, electronic or other tangible material containing Proprietary Information, whether created by the Employee or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by the Employee only in the performance of his duties for the Company.

                  (c) Employee agrees that his obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (a) and
(b) above, also extends to such types of information, know-how, records and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Employee in the course of the Company's business.

                  7.2 Developments.

                  (a) Employee will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by the Employee or under his direction or jointly with others during his employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as "Developments").

                  (b) Employee agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all his right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. However, this Section 7(b) shall not apply to Developments which do not relate to the present or planned business or research and development of the Company and which are made and conceived by the Employee not during normal working hours, not on the Company's premises and not using the Company's tools, devices, equipment or Proprietary Information.

                  (c) Employee agrees to cooperate fully with the Company, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights and patents (both in the United States and foreign countries) relating to Developments. Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignment of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Development.

                  7.3 Other Agreements. Employee hereby represents that he is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. Employee further represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company.

         8. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this
Section 8.

         9. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

         10. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

         11. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee.

         12. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Delaware.

         13. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by him.

         14. Miscellaneous.

                  14.1 No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

                  14.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

                  14.3 In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

                                    WEST COAST ENTERTAINMENT
                                    CORPORATION

                                    By: /s/ T. Kyle Standley
                                       ----------------------------
                                    Title:President and CEO

                                    EMPLOYEE

                                    /s/ Matt Brown
                                    -------------------------------
                                    Matt Brown

                                    Exhibit A


Team Leader - Help build team spirit at every level of WCEC. Evaluate team spirit in all employees and report as necessary to Ralph/Kyle.

Purchasing/Movie Management - Work with Ken Graffeo and Rosemary Ruley-Atkins to develop a philosophy of interaction with studios, helping to reconcile WCEC's goals regarding Co-op/MDF with our needs to carry the best product at the proper amounts. Oversee Ken's implementation of this philosophy. Help Movie Management personnel devise monthly purchasing strategies under Ken's supervision. Make certain Rosemary is actively managing sell-thru inventory.

Monitor WCEC buyer's qualitative tastes in their product niche, ability of WCEC buyers to identify hot, new, product lines at the earliest stages of introduction before our competition finds them and report your impressions to Kyle.

Distribution - Determine (with Ken Graffeo, Kyle Standley, Dick Kelly, Rosemary Ruley Atkins) proper configuration for all WCEC distribution (e.g. - internal or external DC for part or all of purchased product) including cost analysis and pricing/terms analysis and studio direct analysis detailing all costs and anticipated savings.

Operations - Implement "Movie Buff's Movie Store" policies to the retail stores. Devise implementation plan - including personnel, action plan, time horizon - for approval, using Kyle's existing notes/ideas as the basis and utilizing Movie Buff Committee input.

Studio Relations - Think about and suggest (perhaps in committee) new ways of interacting with the studios and/or new WCEC advertising dollar pass-through mechanisms. Help WCEC studio team interface at highest studio levels to build corporate image. Help WCEC structure international distribution configurations and gain knowledge of international and domestic target markets through studio personnel.

Acquisitions - When asked, help WCEC acquisition team explain the new Company philosophies and goals to acquisition targets, constantly identify to Ralph/Kyle any potential acquisition targets you think WCEC should consider.